As filed with the Securities and Exchange Commission on May 25, 2007
                                                           Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                West Marine, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                         77-0355502
(State or other jurisdiction                             (I.R.S. Employer
 of incorporation or organization)                      Identification No.)

          500 Westridge Drive                               95076-4100
        Watsonville, California                             (Zip Code)
(Address of Principal Executive Offices)


                                WEST MARINE, INC.
                          ASSOCIATES STOCK BUYING PLAN
                              (Full title of plan)


                                 Thomas D. Twedt
                                 DOW LOHNES PLLC
                         1200 New Hampshire Avenue, N.W.
                                    Suite 800
                             Washington, D.C. 20036
                     (Name and Address of agent for service)

                     Telephone number of agent for service:
                                 (202) 776-2000



                                               CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Title Of Security        Amount Being        Proposed Maximum             Proposed Maximum                   Amount Of
Being Registered         Registered*        Offering Price Per          Aggregate Offering               Registration Fee
                                                Share(**)                     Price(**)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,               400,000               $13.58                      $5,432,000                         $166.76
$0.001 Par Value
----------------------------------------------------------------------------------------------------------------------------------

(*)  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also (i) covers an indeterminate number of additional shares which may be offered and issued in accordance with plan terms to prevent dilution from stock splits, stock dividends or similar transactions; and (ii) is deemed to register an indeterminate amount of interests in the plan pursuant to Rule 416(c).

(**) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of shares of common stock, par value $.001, of West Marine as reported on the
     Nasdaq Global Market on May 18, 2007.


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the West Marine, Inc. Associates Stock Buying Plan, as amended, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

West Marine, Inc. hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

         o West Marine's Annual Report on Form 10-K for the fiscal year ended December 30, 2006, filed March 27, 2007;

         o   West Marine's Definitive Proxy Statement, filed April 12, 2007;

         o West Marine's amended Quarterly Reports on Form 10-Q, filed May 9, 2007;

         o   West Marine's Quarterly Report on Form 10-Q, filed May 10, 2007;

         o West Marine's Current Reports on Form 8-K, filed February 27, 2007 and March 13, 2007;

         o The description of West Marine's common stock, par value $0.001 per share, set forth in West Marine's registration statement on Form 8-A, filed September 29, 1993; and

         o All documents filed by West Marine pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the " Exchange Act"); subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than information furnished pursuant to Item 2.02 or Item
             7.01 of Form 8-K.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Officers and Directors

Section 102(b)(7) of the General Corporation Law of the State of Delaware
(the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

West Marine's Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by the DGCL. West Marine also has entered into separate indemnification agreements with each of the directors and executive officers, whereby West Marine agrees, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available at reasonable terms.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number           Description of Exhibit
--------------           ----------------------
5.1                      Opinion of Dow Lohnes PLLC

10.1 West Marine, Inc. Associates Stock Buying Plan, as amended and restated effective March 2002 (incorporated by reference to Appendix III of West Marine's Proxy Statement, filed on April 3, 2002)

10.2                     Amendment Number One to the Associates Stock Buying
                         Plan

23.1                     Consent of Independent Registered Public Accounting
                         Firm

23.2                     Consent of Dow Lohnes PLLC (contained in Exhibit 5.1)

Item 9.  Undertakings

(a)      West Marine hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) West Marine hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of West Marine's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of West Marine pursuant to the foregoing provisions, or otherwise, West Marine has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by West Marine of expenses incurred or paid by a director, officer or controlling person of West Marine in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, West Marine will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, West Marine certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California on this 25th day of May, 2007.


                                  WEST MARINE, INC.



                                  By /s/ Peter L. Harris
                                     -------------------------------------
                                     Peter L. Harris
                                     President, Chief Executive Officer
                                     and Director


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                              Capacity                        Date

/s/ Peter L. Harris             President, Chief Executive         May 10, 2007
----------------------------       Officer and Director
Peter L. Harris              (Principal Executive Officer)


/s/ Thomas R. Moran             Senior Vice President and          May 10, 2007
----------------------------     Chief Financial Officer
Thomas R. Moran              (Principal Financial Officer)


/s/ Peter Van Handel            Vice President and Chief           May 10, 2007
----------------------------        Accounting Officer
Peter Van Handel            (Principal Accounting Officer)


/s/ Randolph K. Repass          Chairman of the Board and          May 10, 2007
----------------------------            Director
Randolph K. Repass


/s/ Geoffrey A. Eisenberg               Director                   May 10, 2007
----------------------------
Geoffrey A. Eisenberg


/s/ David McComas                       Director                   May 10, 2007
----------------------------
David McComas


/s/ Alice M. Richter                    Director                   May 10, 2007
----------------------------
Alice M. Richter


/s/ Peter Roy                           Director                   May 10, 2007
----------------------------
Peter Roy


/s/ Daniel J. Sweeney, PH.D.            Director                   May 10, 2007
----------------------------
Daniel J. Sweeney, PH.D.


/s/ William U. Westerfield              Director                   May 10, 2007
----------------------------
William U. Westerfield

Pursuant to the requirements of the Securities Act of 1933, the Committee of the West Marine, Inc. Associates Stock Buying Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Watsonville, State of California on this 25th day of May, 2007.

                                WEST MARINE, INC. ASSOCIATES BUYING PLAN


                                By /s/ Thomas R. Moran
                                   -------------------------------------
                                   Thomas R. Moran
                                   Senior Vice President and
                                   Chief Financial Officer

                                                                 Exhibit 5.1


                          [Dow Lohnes PLLC Letterhead]

                                 May 25, 2007



West Marine, Inc.
500 Westridge Drive
Watsonville, California  95076-4100

         Re:      Registration Statement of Form S-8

Ladies and Gentlemen:

     We have acted as special counsel for West Marine, Inc., a Delaware corporation ("West Marine"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") pertaining to 400,000 shares of Common Stock, $0.001 par value per share (the "Shares"), being registered for issuance by West Marine pursuant to the West Marine, Inc. Associates Stock Buying Plan (the "Associates Plan") and an indeterminate number of interests in the Plan (the "Interests") that may be acquired thereunder.

    In preparing this opinion we have reviewed (i) the Registration Statement,
(ii) West Marine's Certificate of Incorporation and Bylaws, as amended to date,
(iii) the Associates Plan, (iv) Amendment Number One to the Associates Plan, and
(v) a certificate of the Secretary of West Marine, including, without limitation, the resolutions approving the issuance of the Shares.

    With respect to our examination of the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies or forms, the genuineness of all signatures and the legal capacity of natural persons, and (ii) that the foregoing documents, in the forms thereof submitted for our review, have not been altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

     We are members of the Bar of the District of Columbia and do not purport to be experts on, or generally familiar with, or certified to express legal conclusions based upon, the laws of any other jurisdiction. As to matters of law set forth below, our opinion is limited to matters of law arising under the General Corporation Law of the State of Delaware and federal law of the United States of America, insofar as such laws apply (collectively "Applicable Law"); provided, however, that the term Applicable Law includes only those laws and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the issuance and sale of the Shares pursuant to the Associates Plan and does not include laws of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). We express no opinion as to conflicts of law rules or the laws of any states or jurisdictions, including federal laws regulating securities or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

     In rendering this opinion, we have assumed that: (i) the Registration Statement will be automatically effective when filed with the Securities and Exchange Commission (the "Commission") in accordance with Rules 456 and 462 promulgated under the Securities Act of 1933, as amended
(the "Securities Act"); (ii) the Registration Statement will be effective at the time any Shares are offered or issued under the Associates Plan; and (iii) the Shares will be issued and sold in compliance with applicable federal and state securities laws, consistent with the terms of the Associate Plan and in the manner stated in the Registration Statement.

     Based upon and subject to the foregoing and any other qualifications stated herein, we are of the opinion that (i) the Shares, when and to the extent issued and paid for pursuant to the provisions of the Associates Plan, will be validly issued, fully paid and non-assessable, and (ii) the Interests conferred under the Associates Plan to employees participating in such plan, to the extent and upon the terms and conditions described therein, are enforceable obligations of West Marine under Applicable Law, subject to the limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws and related court decisions of general applicability relating to or affecting creditors' rights generally.

     This opinion is as of the date hereof. We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter. Our opinion is expressly limited to matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to West Marine, the Shares or the Interests.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement; provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                      Very truly yours,

                                      DOW LOHNES PLLC


                                      By: /s/ Thomas D. Twedt
                                          -----------------------------------
                                          Thomas D. Twedt, Member

                                                                  Exhibit 10.2



                              Amendment Number One
                                     To The
                                West Marine, Inc.
                          Associates Stock Buying Plan

          Pursuant to the power reserved to the Board of Directors of West Marine, Inc. (the "Company") under Section 11 of the West Marine, Inc. Associates Stock Buying Plan, as amended and restated in March 2002
(the "Plan"), the Plan hereby is amended as follows:


                                       1.


          Subsection 3.1 of the Plan, entitled "Number Available," shall be amended by replacing "1,000,000" with "1,400,000" and by replacing "800,000" with "1,000,000" in the first sentence therein, so that it reads in its entirety as follows:

                  A total of 1,400,000 shares of Common Stock are available for issuance pursuant to the Plan, which includes 1,000,000 shares of Common Stock that were previously reserved for issuance hereunder. Shares sold under the Plan may be newly issued shares or treasury shares.


                                      2.


         Section 3 of the Plan shall be amended by deleting subsection 3.2, entitled "Adjustments," in its entirety and replacing it with the following new subsection 3.2:

                  3.2 Adjustments. IN THE EVENT OF ANY "EQUITY RESTRUCTURING," AS DEFINED UNDER THE STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123(R), INCLUDING BUT NOT LIMITED TO A STOCK DIVIDEND, STOCK SPLIT, SPIN-OFF, RIGHTS OFFERING, RECAPITALIZATION THROUGH A NONRECURRING CASH DIVIDEND, SHARE COMBINATION, OR OTHER CHANGE IN THE CORPORATE STRUCTURE OF THE COMPANY AFFECTING THE SHARES SUCH THAT AN ADJUSTMENT IS APPROPRIATE IN ORDER TO PREVENT DILUTION OR ENLARGEMENT OF THE RIGHTS OF PARTICIPANTS UNDER THE PLAN, SUCH ADJUSTMENT SHALL BE MADE IN THE NUMBER AND/OR CLASS OF SHARES WHICH MAY BE DELIVERED UNDER THE PLAN, AND IN THE NUMBER AND/OR CLASS OF AND/OR PRICE OF SHARES AVAILABLE FOR PURCHASE UNDER THE PLAN AND IN THE MAXIMUM NUMBER OF SHARES SUBJECT TO ANY OPTION UNDER THE PLAN, AS IS NECESSARY TO EQUALIZE AN AWARD'S VALUE BEFORE AND AFTER AN EQUITY RESTRUCTURING. IN THE EVENT OF ANY MERGER, REORGANIZATION, CONSOLIDATION, RECAPITALIZATION, SEPARATION, LIQUIDATION, OR OTHER CHANGE
                  IN THE CORPORATE STRUCTURE OF THE COMPANY THAT DOES NOT CONSTITUTE SUCH AN EQUITY RESTRUCTURING, THE BOARD MAY MAKE SUCH ADJUSTMENT, IF ANY, AS IT DEEMS APPROPRIATE IN THE NUMBER AND/OR CLASS OF AND/OR PRICE OF SHARES AVAILABLE FOR PURCHASE UNDER THE PLAN AND IN THE MAXIMUM NUMBER OF SHARES SUBJECT TO ANY OPTION UNDER THE PLAN.


                                       3.


         This Amendment Number One to the Plan shall be effective as of May 1, 2007, provided however, that the first amendment of this Amendment Number One is subject to approval by the shareholders of the Company at the annual shareholder meeting of the Company to be held May 10, 2007.

                                                                   Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2007, relating to the financial statements of West Marine, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a restatement and the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment), and our report on internal control over financial reporting dated March 27, 2007, both appearing in the Annual Report on Form 10-K of West Marine, Inc. for the year ended December 30, 2006.




/s/ Deloitte & Touche LLP
-------------------------------
San Francisco, California
May 25, 2007